EXHIBIT 99.1

News Release

NYSE:	BVC
Web Site:	www.bayviewcapital.com
Contact:	John Okubo (650) 294-7778

FOR IMMEDIATE RELEASE
November 7, 2005

Bay View Capital Corporation Announces Third Quarter Results

     San Mateo, California — Bay View Capital Corporation (the “Company”) today reported a third quarter 2005 net loss of $1.4 million, or $0.21 per diluted share, compared to a second quarter 2005 net loss of $1.5 million, or $0.23 per diluted share, and a third quarter 2004 net loss of $1.6 million, or $0.25 per diluted share. Net loss for the nine months ended September 30, 2005 was $3.2 million, or $0.49 per diluted share, compared to $2.7 million, or $0.41 per diluted share, for the nine months ended September 30, 2004.
Third Quarter Results of Operations
     Record quarterly loan production by Bay View Acceptance Corporation (“BVAC”), the Company’s auto finance subsidiary, increased net interest income and decreased provision for credit losses highlighted the third quarter results. However, net leasing income declined with the continued runoff of the Company’s liquidating auto lease portfolio, and noninterest expense increased due primarily to activities associated with the Company’s other liquidating assets. Interest rates continued to rise in the third quarter of 2005, producing an unrealized gain of $0.7 million in the Company’s interest rate derivatives for the quarter.
     The Company’s net interest income increased to $5.0 million for the third quarter of 2005 from $4.0 million for the second quarter of 2005 and $3.8 million for the third quarter of 2004, primarily on growth in auto contracts receivable during the first nine months of 2005. However, the Company’s net interest margin declined as floating-rate funding costs on BVAC’s warehouse credit facility rose more rapidly than yields on warehoused auto contracts.
     The Company recorded a provision for credit losses of $1.3 million for the third quarter of 2005 compared to $1.8 million for the second quarter of 2005 and $0.3 million for the third quarter of 2004. During the third quarter of 2005, auto contracts held-for-investment decreased by $43.5 million while auto contracts held-for-sale increased by $133.3 million.

     The Company’s noninterest income was $1.8 million for the third quarter of 2005 compared to $1.1 million for the second quarter of 2005 and $1.2 million for the third quarter of 2004. The increase in noninterest income was largely due to the aforementioned gain on derivative instruments, partially offset by reduced leasing income as that portfolio continued to run off. During the third quarter of 2005, the Company recorded $0.7 million of unrealized gain on its interest rate derivatives, designated as fair value hedges, compared to $1.1 million of unrealized loss in the second quarter of 2005 and $1.8 million of unrealized loss in the third quarter of 2004. Leasing income declined by $1.9 million compared to the third quarter of 2004.
     The Company’s noninterest expense was $7.7 million for the third quarter of 2005 compared to $5.8 million for the second quarter of 2005 and $7.3 million for the third quarter of 2004. The linked-quarter increase was primarily due to additional accrued liquidation expense, higher professional and legal fees and a $0.5 million writedown on the Company’s liquidating real estate owned portfolio. The writedown and subsequent sale of this property during the third quarter of 2005 reduced nonperforming assets in the liquidating portfolio to $0.7 million at September 30, 2005 from $2.7 million at June 30, 2005.
Financial Condition
     Auto contracts receivable increased by $263.3 million, or 80%, in the nine months ended September 30, 2005. Total assets increased to $693.9 million at September 30, 2005 from $423.3 million at December 31, 2004. At September 30, 2005, borrowings included $229.4 million of outstandings on BVAC’s warehouse credit facility and $345.7 million of securitization notes payable. During the first nine months of 2005, the Company liquidated an additional $9.7 million of its remaining auto lease portfolio, reducing the balance at September 30, 2005 to $0.3 million. At September 30, 2005, the Company had $20.4 million of current and deferred tax assets, net, consisting of current and deferred tax assets of $41.9 million less a valuation allowance of $21.5 million.
     Bay View Acceptance Corporation
     BVAC produced third quarter 2005 net income of $1.0 million compared to a second quarter 2005 net loss of $864 thousand and a third quarter 2004 net loss of $548 thousand. Net interest income rose by 23% on a linked-quarter basis and 32% on a year-over-year basis — to $4.8 million for the third quarter of 2005 from $3.9 million for the second quarter of 2005 and $3.6 million for the third quarter of 2004 — on $263.3 million of growth in auto contracts receivable during the first nine months of 2005. Net interest margin declined by 6 basis points on a linked-quarter basis and 163 basis points year-over-year. Net interest margin averaged 3.21% for the third quarter of 2005 compared to 3.27% for the second quarter of 2005 and 4.84% for the third quarter of 2004 as floating-rate funding costs on BVAC’s warehouse credit facility rose more rapidly than yields on warehoused auto contracts. As previously noted, third quarter 2005 results included a $0.7 million unrealized gain on interest rate derivatives and a lower provision for credit losses.
     Third quarter 2005 purchases of auto contracts rose to $147.5 million from second quarter 2005 purchases of $144.8 million and third quarter 2004 purchases of $69.5 million due largely to the success of BVAC’s efforts to broaden its market for good credit quality customers.
     For the third quarter of 2005, BVAC’s purchased contract rate averaged 9.04% compared to 8.88% for the second quarter of 2005 and 8.06% for the third quarter of 2004 — an increase of 16 basis points quarter-over-quarter and 99 basis points year-over-year. FICO credit scores averaged 734 for both second quarter and third quarter 2005 production compared with 742 for third quarter 2004 production. Net chargeoffs improved to an annualized rate of 0.85% of managed contracts in the third quarter of 2005 from 0.92% in the second quarter of 2005 and 1.01% in the third quarter of 2004.
     At September 30, 2005, BVAC was servicing approximately 37,000 auto contracts with an aggregate outstanding balance of $744 million compared to approximately 28,000 auto contracts with an aggregate outstanding balance of $557 million at September 30, 2004.
     In July 2005, BVAC issued $180.9 million of auto receivable-backed notes through Bay View 2005-LJ-2 Owner Trust. The issue, BVAC’s first senior/ subordinate structure, was comprised of four AAA-rated fixed-rate senior note classes and three subordinate classes rated down to BBB. Principal is paid sequentially to the notes. In this transaction, credit support to all classes is provided by excess spread, a reserve account and subordination in the form of an unrated certificate. The notes have final maturities ranging between July 28, 2006 and February 25, 2014 and contain a provision that grants BVAC the option of calling the notes at any time after the aggregate balance of the receivables has been reduced to 15% of the original pool of receivables. Proceeds from the issuance of the notes were used to repay $180.0 million of borrowings on BVAC’s revolving warehouse credit facility.
     BVAC has evaluated its exposure to losses in the areas affected by Hurricane Katrina and Hurricane Rita, including a review of outstanding auto contract balances for borrowers in Alabama, Louisiana, Mississippi and certain areas of Texas, delinquencies of borrowers in these areas, strategies for tracking borrowers that may have left these areas to reside elsewhere, and vehicle losses related to flood damage. The Company believes it has no material exposure to losses from Hurricane Katrina and Hurricane Rita.
Other
     Today the Company also filed a Form 8-K Current Report with the Securities and Exchange Commission (“SEC”) announcing that it had signed a definitive agreement whereby a subsidiary of AmeriCredit Corp. (NYSE: ACF) will purchase all of the outstanding capital stock of BVAC in an all-cash transaction for approximately $62.5 million, the approximate book value of BVAC as of June 30, 2005. The sale of BVAC to AmeriCredit is expected to close during the first half of 2006, subject to approval of the sale by the Company’s stockholders and customary government approvals. AmeriCredit is a leading independent auto finance company that operates throughout the United States.
     On October 28, 2005, the Company filed a Form 8-K Current Report with the SEC announcing the execution of a definitive agreement to merge with Great Lakes Bancorp, Inc. (“Great Lakes”) of Buffalo, New York, with the Company as the surviving corporation. Great Lakes is the holding company for Greater Buffalo Savings Bank (the “Bank”) which was founded in November 1999 and as of September 30, 2005 reported assets of $771 million. The Bank operates 9 full service branches and currently has 4 additional branches under construction in Western New York. Under the terms of the merger agreement, Great Lakes stockholders will receive a fixed ratio of 1.0873 shares of Bay View common stock for each share of Great Lakes common stock. Based on the closing price of Bay View common stock on October 25, 2005, the transaction is valued at approximately $67.1 million.

     After completion of the merger, Bay View stockholders will own approximately 60% of Bay View’s then outstanding shares. The merger is expected to close in the first quarter of 2006, subject to receipt of government regulatory approvals and stockholder approvals. The merged businesses will operate under the name of Great Lakes Bancorp, but will maintain Bay View’s listing on the NYSE. Three members of Bay View’s senior executive team will be joining the Board of Directors of Great Lakes, which will have 15 members upon the merger. Following the merger, Robert B. Goldstein will serve as Chairman of the Executive Committee of the Great Lakes Board, Charles G. Cooper will become Chairman of the ALCO and Risk Management Committee of the Great Lakes Board and John W. Rose will become Chairman of the Investor Relations Committee of the Great Lakes Board. They will join Barry Snyder, who will continue as Chairman of the Board of Great Lakes, and Andrew W. Dorn, Jr., who will continue as President and Chief Executive Officer of Great Lakes. The Company does not expect the merger to adversely impact its net operating loss carryforwards.
Conference Call
     The Company will host a conference call at 2:00 p.m. PST on Wednesday November 9, 2005 to discuss its financial results. Analysts, media representatives and the public are invited to listen to this discussion by calling 1-888-793-6954 and referencing the password “BVC.” An audio replay of this conference call will be available through Friday, December 9, 2005 and can be accessed by dialing 1-866-486-4643.
     Bay View Capital Corporation is a financial services company headquartered in San Mateo, California. Its common stock is listed on the NYSE: BVC. For more information, visit the Company’s website at www.bayviewcapital.com.
Forward-Looking Statements
     All statements contained in this release that are not historic facts are based on current expectations. Such statements are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995) in nature and involve a number of risks and uncertainties. Although the Company currently believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the results contemplated by the forward-looking statements will be realized. For information regarding factors that could cause the results contemplated by the forward-looking statements to differ from expectations, such as the inability to achieve any financial goals related to contemplated asset resolution, including the inability to use net operating loss carryforwards that the Company currently has, please refer to the Company’s Reports on Forms 10-K and 10-Q filed with the SEC. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by the Company or any other person. The Company disclaims any obligation to update such forward-looking statements or to announce publicly the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments.

Bay View Capital Corporation
Consolidated Statements of Financial Condition

	September 30,	December 31,
	2005	2004
	(Unaudited)
	(Dollars in thousands)
ASSETS

Cash	$10,531	$4,447
Restricted cash	38,287	26,845
Retained interests in securitizations available-for-sale	20,564	22,636
Auto installment contracts and loans held-for-sale:
Auto installment contracts	234,824	75,021
Other loans	—	902
Auto installment contracts held-for-investment, net	6,975	252,863
Securitized auto installment contracts held-for-investment, net	349,417	—
Investment in operating lease assets, net	344	10,041
Real estate owned, net	722	3,379
Premises and equipment, net	638	733
Repossessed vehicles	407	439
Current and deferred income taxes, net	20,436	16,977
Goodwill	1,846	1,846
Other assets	8,863	7,199

Total assets	$693,854	$423,328

LIABILITIES AND STOCKHOLDERS’ EQUITY

Borrowings:
Warehouse credit facility and other short-term borrowings	$229,446	$298,755
Securitization notes payable	345,723	—
Other borrowings	1	1,895
Other liabilities	9,675	9,629
Liquidation reserve	7,708	8,856

Total liabilities	592,553	319,135

Stockholders’ equity:
Common stock ($.01 par value); authorized, 80,000,000 shares; issued, 2005 — 6,597,848 shares; 2004 — 6,597,303 shares;outstanding, 2005 — 6,596,431 shares; 2004 — 6,593,860 shares	66	66
Additional paid-in capital	109,254	109,578
Accumulated deficit	(7,829)	(4,585)
Treasury stock, at cost; 2005 — 1,417 shares; 2004 — 3,443 shares	(252)	(587)
Accumulated other comprehensive income (loss)	62	(279)

Total stockholders’ equity	101,301	104,193

Total liabilities and stockholders’ equity	$693,854	$423,328

Bay View Capital Corporation
Consolidated Statements of Operations and Comprehensive Loss
(Unaudited)

	For the Three Months Ended
	September 30,	June 30,	September 30,
	2005	2005	2004
	(In thousands, except per share amounts)
Interest income:
Interest on auto installment contracts and other loans	$10,305	$8,276	$5,217
Interest on short-term investments and retained interests in securitizations	980	844	743

	11,285	9,120	5,960

Interest expense:
Interest on warehouse credit facility and other short-term borrowings	2,553	2,661	2,130
Interest on securitization notes payable	3,775	2,440	—
Other interest expense	—	5	17

	6,328	5,106	2,147

Net interest income	4,957	4,014	3,813
Provision for credit losses	1,257	1,793	331

Net interest income after provision for credit losses	3,700	2,221	3,482

Noninterest income:
Leasing income	631	1,843	2,510
Loan servicing income	408	472	720
Loan fees	254	193	239
Unrealized gain (loss) on derivative instruments	738	(1,106)	(1,757)
Loss on auto installment contracts and other loans held-for-sale and retained interests in securitizations, net	(280)	(585)	(616)
Other, net	56	279	68

	1,807	1,096	1,164

Noninterest expense:
General and administrative	7,067	5,630	6,009
Leasing expense	60	156	1,190
Real estate owned, net	545	24	109

	7,672	5,810	7,308

Loss before income tax benefit	(2,165)	(2,493)	(2,662)
Income tax benefit	(801)	(947)	(1,044)

Net loss	$(1,364)	$(1,546)	$(1,618)

Basic loss per share	$(0.21)	$(0.23)	$(0.25)

Diluted loss per share	$(0.21)	$(0.23)	$(0.25)

Weighted-average basic shares outstanding	6,596	6,596	6,588

Weighted-average diluted shares outstanding	6,596	6,596	6,588

Net loss	$(1,364)	$(1,546)	$(1,618)
Other comprehensive income (loss), net of tax:
Change in unrealized gain (loss) on securities available-for-sale, net of tax expense (benefit) of $66, $77 and ($254) for the three month periods ended September 30, 2005, June 30, 2005 and September 30, 2004, respectively	103	120	(398)

Comprehensive loss	$(1,261)	$(1,426)	$(2,016)

Bay View Capital Corporation
Consolidated Statements of Operations and Comprehensive Loss
(Unaudited)

	For the Nine Months Ended
	September 30,	September 30,
	2005	2004
	(In thousands, except per
	share amounts)
Interest income:
Interest on auto installment contracts and other loans	$24,931	$13,880
Interest on short-term investments and retained interests in securitizations	2,545	2,204

	27,476	16,084

Interest expense:
Interest on warehouse credit facility and other short-term borrowings	7,624	4,906
Interest on securitization notes payable	7,475	—
Other interest expense	13	1,346

	15,112	6,252

Net interest income	12,364	9,832
Provision for credit losses	3,887	852

Net interest income after provision for credit losses	8,477	8,980

Noninterest income:
Leasing income	4,544	11,334
Loan servicing income	1,432	2,519
Loan fees	630	963
Unrealized gain on derivative instruments	1,112	651
Loss on auto installment contracts and other loans held-for-sale and retained interests in securitizations, net	(1,314)	(2,261)
Other, net	577	1,168

	6,981	14,374

Noninterest expense:
General and administrative	19,303	18,696
Leasing expense	731	8,705
Real estate owned, net	573	389

	20,607	27,790

Loss before income tax benefit	(5,149)	(4,436)
Income tax benefit	(1,905)	(1,740)

Net loss	$(3,244)	$(2,696)

Basic loss per share	$(0.49)	$(0.41)

Diluted loss per share	$(0.49)	$(0.41)

Weighted-average basic shares outstanding	6,595	6,583

Weighted-average diluted shares outstanding	6,595	6,583

Net loss	$(3,244)	$(2,696)
Other comprehensive income, net of tax:
Change in unrealized gain on securities available-for-sale, net of tax expense of $220 and $110 for the nine month periods ended September 30, 2005 and September 30, 2004, respectively	341	172

Comprehensive loss	$(2,903)	$(2,524)

BAY VIEW CAPITAL CORPORATION
SELECTED FINANCIAL DATA
(Unaudited)

	At September 30,	At December 31,	At September 30,
	2005	2004	2004
	(Dollars in thousands except per share amounts)
Auto Installment Contracts and Other Loans Receivable:
Auto installment contracts Auto installment contracts held-for-sale	$234,824	$75,021	$129,371
Auto installment contracts held-for-investment, net	6,975	252,863	147,703
Securitized auto installment contracts held-for-investment, net	349,417	—	—

Total auto installment contracts, net	591,216	327,884	277,074
Other loans held-for-sale	—	902	925

Auto installment contracts and other loans receivable, net (1)	$591,216	$328,786	$277,999

Credit Quality (Liquidating Portfolio):
Nonperforming assets — total (2) (3)	$722	$4,282	$5,104
Nonperforming assets — franchise	$552	$3,792	$4,602
Loans delinquent 60 days or more	$—	$902	$925
Loans delinquent 60 days or more — franchise	$—	$583	$593

Per Share Data:
Book value per share	$15.36	$15.80	$18.35

Other Data:
Full-time equivalent employees, including BVAC	105	125	128
(1) Includes allowances for mark-to-market valuation reserves and credit losses of $3.7 million, $2.7 million and $2.0 million at September 30, 2005, December 31, 2004 and September 30, 2004, respectively.
(2) Consists entirely of real estate owned at September 30, 2005.
(3) Nonperforming assets include mark-to-market valuation reserves of $1.2 million at both December 31, 2004 and September 30, 2004, respectively.
BAY VIEW ACCEPTANCE CORPORATION
(Unaudited)

	At September 30,	At December 31,	At September 30,
	2005	2004	2004
	(Dollars in thousands)
Selected Balance Sheet Information:
Cash	$6,376	$3,278	$5,226
Restricted cash	21,454	7,540	9,768
Retained interests in securitizations available-for-sale	20,564	22,636	24,680
Auto installment contracts held-for-sale	234,824	75,021	129,371
Auto installment contracts held-for-investment, net	6,975	252,863	147,703
Securitized auto installment contracts held-for-investment, net	349,417	—	—
Advances to parent	—	3,010	—
Other assets	10,884	7,969	7,704

Total assets	$650,494	$372,317	$324,452

Warehouse credit facility and other short-term borrowings	$229,446	$298,755	$246,006
Securitization notes payable	345,723	—	—
Advances from parent	58	—	4,220
Current and deferred taxes, net	6,360	6,947	6,860
Other liabilities	5,282	4,277	5,187

Total liabilities	586,869	309,979	262,273
Stockholder’s equity	63,625	62,338	62,179

Total liabilities and stockholder’s equity	$650,494	$372,317	$324,452

BAY VIEW ACCEPTANCE CORPORATION (Continued)
(Unaudited)

	For the Three Months Ended			For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2005	2005	2004	2005	2004
	(Dollars in thousands)
Selected Results of Operations Information:
Interest income on auto installment contracts	$10,305	$8,276	$5,170	$24,931	$13,477
Interest income on short-term investments and retained interests in securitizations	828	731	638	2,189	1,956
Interest expense on borrowings	(6,331)	(5,100)	(2,177)	(15,090)	(5,184)

Net interest income	4,802	3,907	3,631	12,030	10,249
Provision for credit losses	(1,257)	(1,793)	(331)	(3,887)	(852)
Loan servicing income	398	468	712	1,409	2,472
Loan fees	222	160	204	532	610
Unrealized gain (loss) on derivative instruments	738	(1,106)	(1,757)	1,112	651
Loss on auto installment contracts held-for-sale and retained interests in securitizations	(348)	(356)	(682)	(1,224)	(2,242)
Other income, net	45	51	50	140	126
General and administrative expenses	(2,976)	(2,810)	(2,668)	(8,608)	(8,324)

Income (loss) before income taxes	1,624	(1,479)	(841)	1,504	2,690
Income tax (expense) benefit	(601)	615	293	(557)	(1,159)

Net income (loss)	$1,023	$(864)	$(548)	$947	$1,531

Selected Production Information:
Dollar value of auto installment contracts purchased	$147,521	$144,785	$69,474	$407,185	$214,658
Number of auto installment contracts purchased	6,281	6,089	2,364	17,071	7,154

Average balance of auto installment contracts purchased	$23.5	$23.8	$29.4	$23.9	$30.0
Weighted-average contract rate	9.04%	8.88%	8.06%	8.78%	7.94%

Average FICO credit score	734	734	742	736	736

Selected Credit Quality Information:
Net chargeoffs on managed contracts for period	$1,544	$1,525	$1,409	$4,713	$4,838
Net chargeoffs as a percentage of average managed contracts (annualized)	0.85%	0.92%	1.01%	0.95%	1.15%
Contracts delinquent 30 days or more as a percentage of managed contracts (as of period-end)	0.62%	0.40%	0.30%	0.62%	0.30%

Average Managed Contracts	$727,125	$660,429	$557,744	$661,917	$561,332

	At September 30,	At December 31,	At September 30,
	2005	2004	2004
	(Dollars in thousands)
Managed Contracts (period-end):
Total outstanding managed contracts	$743,640	$570,864	$556,802
Total number of contracts	36,527	28,300	28,146

Other Data:
Full-time equivalent employees	90	104	101